EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Expert” and to the incorporation of our report dated September 13, 2007, in the Registration Statement (Form S-1a) of Asian Financial Inc and Subsidiaries as filed with the Securities and Exchange Commission on October 11, 2007.

/s/ Moore Stephens Wurth Frazer and Torbet LLP
Walnut, California
October 11, 2007